Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

1385 West 8th Avenue, Suite 540

Vancouver, BC, Canada

V6H 3V9

Item 2:	Date of Material Change

April 19, 2021

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on April 19, 2021 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On April 19, 2021, Zymeworks announced that Diana Hausman, M.D., will be transitioning out of her role as Zymeworks’ Chief Medical Officer (CMO) and assuming an executive advisory role until November 15th, 2021. Neil Josephson, M.D., who currently oversees Zymeworks’ global clinical studies in his role as Senior Vice President, Clinical Research, will assume the role of interim CMO.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On April 19, 2021, Zymeworks announced that Diana Hausman, M.D., will be transitioning out of her role as Zymeworks’ CMO and assuming an executive advisory role until November 15th, 2021. Neil Josephson, M.D., who currently oversees Zymeworks’ global clinical studies in his role as Senior Vice President, Clinical Research, will assume the role of interim CMO.

Dr. Hausman has had a rewarding 20-year career in clinical drug development at several biopharmaceutical companies including Oncothyreon Inc., ZymoGenetics, Inc., Berlex, Inc., Immunex Corporation, and as Zymeworks’ first CMO, since 2016. During her tenure, Dr. Hausman built the clinical research division at Zymeworks from two to over 120 people and oversaw the clinical development of ZW49 and zanidatamab, the latter currently in five phase 2 clinical trials including a pivotal trial in relapsed or refractory HER2 amplified biliary tract cancer (HERIZON-BTC-01).

Assuming the role of interim CMO is Dr. Neil Josephson, who joined Zymeworks in 2019 as Vice President, Clinical Research and was promoted to Senior Vice President, Clinical Research last year. Prior to joining Zymeworks, Dr. Josephson spent nearly six years at Seagen Inc., most recently as Vice President of Clinical Development, where he worked on multiple early and late-stage programs, including leading the approval of ADCETRIS® for the 1st line treatment of advanced Hodgkin’s lymphoma. Before joining Seagen, he was an Associate Professor of Medicine in the Division of Hematology at University of Washington. He received an M.D. degree from Columbia University and an A.B. from Dartmouth College.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Executive Vice President, Business Operations and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

April 19, 2021